Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2014, relating to the consolidated financial statements of BG Medicine, Inc. and subsidiary (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), dated March 27, 2014, appearing in the Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 7, 2014